Exhibit 10.3

AMENDED AND RESTATED

VISALIA COMMUNITY BANK SALARY CONTINUATION AGREEMENT

This Amended and Restated Salary Continuation Agreement (the “Agreement”) by and between Visalia Community Bank, a California corporation, (the “Employer”) and Thomas J. Beene (the “Executive”), is made this 24th day of March, 2011, and formalizes the agreements and understanding between the Employer and the Executive, superseding and replacing the Salary Continuation Agreement between the Executive and the Employer, effective February 7, 2011.

WITNESSETH:

WHEREAS, the Employer recognizes the valuable services the Employee has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the executive was employed by the Employer previously and the Executive and Employer are already party to The Visalia Community Bank Amended and Restated Salary Continuation Agreement for Thomas J. Beene, dated September 21, 2006, restating an agreement originally dated May 1, 1998 (the “1998 Agreement”);

WHEREAS, the Employer wishes to provide for additional benefits to the Executive, beyond the benefits provided under the Prior Agreement;

WHEREAS, the Executive and the Employer executed a second Salary Continuation Agreement, effective February 7, 2011 (the “2011 Agreement”) and now wish to restate the 2011 Agreement; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted i) to comply with Code Section 409A and ii) in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employee of the Employer.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree to restate the 2011 Agreement as follows:

ARTICLE 1
DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1                               “Accrued Benefit” means the dollar value of the liability that should be accrued by the Employer under Generally Accepted Accounting Principles, for the Employer’s obligation to the Executive under this Agreement, by applying Accounting Standards Codification §710-10-25 and the Discount Rate.  To be consistent with the 1998 Agreement, the same assumptions as ' to the Executive’s life expectancy, Discount Rate et cetera shall be used in calculating the, Accrued Benefit under this Agreement as are used to calculate the accrual balance under the 1998 Agreement.

1.2                               “Administrator” means the Board or its designee.

1.3                               “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code.  Such term shall be ' interpreted in a manner consistent with the definition of “service recipient” contained in Code· Section 409A.·

1.4                               “Beneficiary” means the person or persons designated in writing by the Executive  to receive benefits hereunder in the event of the Executive’s death.

1.5                               “Board” means the Board of Directors of the Employer, unless specifically noted otherwise.

1.6                               “Cause” means any of the following acts or circumstances: (i) willful destruction by the Executive of property of the Employer having a material value to the Employer; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Executive; (iii) the Executive’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude; (iv) the Executive’s breach, neglect, refusal, or failure to materially discharge the Executive’s duties, (other than due to physical or mental illness) commensurate with the Executive’s title and function or the Executive’s failure to comply with the lawful directions of a senior managing officer of the Employer in any such case that is not cured within fifteen (15) days after the Executive has received written notice thereof from such senior managing officer; or (v) any willful misconduct by the Executive which may cause substantial economic or reputation injury to the Employer, including, but not limited to, sexual or other harassment.

1.7                               “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such ' change is defined in Code Section 409A and regulations thereunder.

1.8                               “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9                               “Code” means the Internal Revenue Code of 1986, as amended.

1.10                        “Disability” means a condition of the Executive whereby the Executive either: (i) ·is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.  The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose.  The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program,  provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.11                        “Discount Rate” means the rate used by the Administrator for determining the Accrued Benefit.  To be consistent with the 1998 Agreement, the initial Discount Rate is eight percent (8.0%).  However, the Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles and/or applicable bank regulatory guidance.

1.12                        “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs within twelve (12) months following a Change in Control or due to termination for Cause.

1.13                        “Effective Date” means February 7, 2011.

1.14                        “ERISA”  means the Employee Retirement Income Security Act of 1974, as amended.

1.15                        “Normal Retirement Age” means the date the Executive attains age sixty-five (65).

1.16                        “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.17                        “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability.  A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months).  A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer.  If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period.  In determining whether a Separation of Service occurs the Administrator shall take into account, .among other things, the definition of “service recipient” and “employer” set forth in Treasury Regulation §1.409A-1(h)(3).  The Administrator shall have full and final authority, to determine: conclusively whether a Separation from Service occurs, and the date of such Separation from·Service.

1.18                        “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to  Code§416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-1(m).  If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

ARTICLE2
PAYMENT OF BENEFITS

2.1                               Normal Retirement Benefit.  Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive the annual benefit shown below.

Executive’s Age	Benefit Amount
65	$9,788
66	$11,852
67	$13,978
68	$16,168
69	$18,424
70	$20,747
71	$23,140
72	$25,605
73	$28,144
74	$30,759
75	$33,452
76	$36,226
77	$39,083
78	$42,026
79	$45,058
80	$107,199

On the Executive’s birthday each year thereafter the benefit increases by 3%

The annual benefits will be paid in equal monthly installments and shall commence on the first day of the month following Separation from Service and continue until the Executive’s death, subject to the conditions and limitations hereinafter set forth.

2.2                               Early Termination Benefit.  If Early Termination occurs, the Employer shall pay the Executive the Accrued Benefit, calculated as of the end of the Plan Year prior to Separation from Service, in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  During the time period between Separation from Service and Normal Retirement Age and during the installment period, interest shall be credited on the Accrued Benefit at the Discount Rate.

2.3                               Disability Benefit.  In the event the Executive suffers a Disability prior to Normal Retirement, the Employer shall pay the Executive the Accrued Benefit, calculated as of the end of the Plan Year prior to Disability, in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  During the time period between the determination of Disability and Normal Retirement Age and during the installment period, interest shall be credited on the Accrued Benefit at the Discount Rate.

2.4                               Change in Control Benefit.  If a Change in Control occurs, followed within twelve (12) months by Separation of Service prior to Normal Retirement Age, the Employer shall pay the Executive the Accrued Benefit, calculated as of the end of the Plan Year prior to Separation from Service, in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  During the time period between Separation from Service and Normal Retirement Age and during the installment period, interest shall be credited on the Accrued Benefit at the Discount Rate.

2.5                               Death Prior to Commencement of Benefit Payments.  In the event the Executive dies prior to the commencement of benefit payments, the Employer shall pay the Beneficiary the Accrued Benefit, calculated as of the end of the Plan Year prior to death, in one hundred eighty (180) equal monthly installments commencing on the first day of the month following the Executive’s death.

2.6                               Death Subsequent to Commencement of Benefit Payments.  In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the remaining payments at the same time and in the same amounts that would have been distributed had the Executive survived, provided however, that in the case of the Normal Retirement Benefit described in Section 2.1, benefits shall be paid until the date the Executive would have reached eighty (80) years of age.

2.7                               Termination for Cause.  If the Employer terminates the Executive’s employment for Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.8                               Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder.  Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service.  Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid as they would have had this Section not applied.

2.9                               Acceleration of Payments.  Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(l)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.10                        Delays in Payment by Employer.  A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event.  The delay in the payment will not constitute a subsequent deferral election, provided that the Employer treats all payments to similarly situated individuals on a reasonably consistent basis.

(a)                                 Payments subject to Code Section 162(m).  If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)                                 Payments that would violate applicable law.  A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation.  The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)                                  Solvency.  A payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

2.11                        Treatment of Payment as Made on Designated Payment Date.  Any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made before the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, the end of the first calendar year in which the Employer’s funds are sufficient to make the payment.

2.12                        Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution:  (i) to the legal  guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Employer and the, Administrator from further liability on account thereof.

2.13                        Excise Tax Limitation.  Notwithstanding any provision of this Agreement to the: contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

2.14                        Changes in Form of Timing of Benefit Payments.  The Employer and the Executive may, subject to the terms of Section 6.1, amend this Agreement to delay the timing or· change the form of payments. Any such amendment:

(a)                                 may not accelerate the time or schedule of any distribution;

(b)                                 must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)                                  must take effect not less than twelve (12) months after the amendment is made.

ARTICLE 3
BENEFICIARIES

3.1                               Designation of Beneficiaries.  The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation.  Each designation will revoke all prior designations by the Executive and shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime.  If the Executive names someone other than the Executive’s spouse as a·Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator.  The Executive’s beneficiary designation shall be. deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive • names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2                               Absence of Beneficiary Designation.  In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse.  If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there no living descendants, to the Executive’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor or administrator.

3.3                               Information to be Furnished by Executive and Beneficiaries; Inability to Locate Executive or Beneficiaries.  Any communication, statement or notice addressed to the Executive·or Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Executive or Beneficiary for all purposes of this Agreement.  The Employer shall not be obligated to search for any Executive or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 4
ADMINISTRATION

4.1                               Administrator Duties.  The Administrator shall be responsible for the management, operation and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary.  No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2                               Administrator Authority.  The Administrator shall enforce this Agreement in·accordance with its terms, shall be charged with the general administration of this Agreement and shall have all powers necessary to accomplish its purposes.  Such powers include, but are not limited to, the following:

(a)                                 To construe and interpret the terms and provisions of this Agreement and to reconcile any inconsistency;

(b)                                 To compute and certify the amount payable to the Executive and the Beneficiary; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(c)                                  To maintain all records that may be necessary for the administration of this Agreement;

(d)                                 To provide for the disclosure of all information and the filing or provision of all reports and statements to the Executive, the Beneficiary and governmental agencies as required by law;

(e)                                  To make and publish rules for the regulation of this Agreement and procedures for the administration of this Agreement so long as no such rules or procedures are not inconsistent with the terms hereof;

(f)                                   To administer this Agreement’s claims procedures;

(g)                                  To approve the forms and procedures for use under this Agreement; and

(h)                                 To employ others, including actuaries, attorneys, accountants, independent fiduciaries, record keepers and administrative consultants, to render advice or perform services with respect to the responsibilities of the Administrator under the Agreement.

4.3                               Binding Effect of Decision.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, · conclusive and binding upon all persons having any interest in this Agreement.

4.4                               Compensation, Expenses and Indemnity.  The Administrator shall serve without compensation for services rendered hereunder.  The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or record keeper as it may deem advisable to·assist in the performance of its duties hereunder.  Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

4.5                               Employer Information.  The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6                               Termination of Participation.  If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.

4.7                               Compliance with Code Section 409A.  The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary.  This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLES
CLAIMS AND REVIEW PROCEDURES

5.1                               Claims Procedure.  A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)                                 Initiation — Written Claim.  The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits.If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made·within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

(b)                                 Timing of Administrator Response.  The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)                                  Notice of Decision.  If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial.  The Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review

5.2                               Review Procedure.  If the Administrator denies all or part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial  as follows.

(a)                                 Initiation — Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b)                                 Additional Submissions - Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)                                  Considerations on Review.  In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the· claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)                                 Timing of Administrator Response.  The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e)                                  Notice of Decision.  The Administrator shall notify the Claimant in writing of its decision on review.  The Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s· right to bring a civil action under ERISA Section 502(a).

ARTICLE6
AMENDMENT AND TERMINATION

6.1                               Mutuality.  This Agreement may be amended or terminated only by a written agreement signed by both the Employer and the Executive.

6.2                               Amendment to Insure Proper Characterization of Agreement.  Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the. requirements of any applicable law or iii) to comply with the requirements of the Employer’s auditors or banking regulators.

6.3                               Effect of Complete Termination.  Subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3j)(4)(ix), in the event of complete termination of the Agreement, the Employer shall pay the Accrued Benefit to the Executive.  Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)                          Corporate Dissolution or Bankruptcy.  This Agreement may be terminated and liquidated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that such benefits under the Agreement are included in the Executive’s gross income in the latest of:  (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)                               Discretionary Termination.  The Employer may also terminate and liquidate this Agreement and make distributions provided that:  (i) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (ii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of this Agreement’s termination; (iii) all payments are made within twenty-four (24) months following this’ Agreement’s termination; (iv) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement; and (v) the termination does not occur proximate to a downturn in the financial health of the Employer.

(c)                            Change in Control.  This Agreement may be terminated within the thirty (30) days preceding or the twelve (12) months following a Change in Control.  This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

ARTICLE 7
MISCELLANEOUS

7.1                               No Effect on Employment Rights.  This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.  Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.  The Executive understands that the: Executive’s employment with Employer is and shall continue to be on an “at-will” basis, such that the Executive is free to resign at any time and that the Employer is free to terminate or modify Executive’s employment relationship at any time.

7.2                               State Law.  To the extent, not governed by .ERISA, the provisions of this Agreement shall construed and interpreted according to the internal law of the State of California, without regard to its conflicts of laws principles.

7.3                               Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4                               Nonassignability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5                               Unsecured General Creditor Status.  Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement.  The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, no Executive or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

7.6                               Life Insurance.  If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

7.7                               Unclaimed Benefits.  The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary.  If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years.  Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary.  If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate.  If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

7.8                               Suicide or Misstatement.  No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

7.9                               Removal.  Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act.  Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.10                        Notice.  Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.  Any notice shall be deemed given as of the date of delivery or, if delivery is· made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.11                        Headings and Interpretation.  Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement.  Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.12                        Alternative Action.  In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

7.13                        Coordination with Other Benefits.  The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer.  This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.14                        Inurement.  This Agreement shall be binding upon and shall inure to his benefit of the Employer, its successor and assigns, and Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.15                        Tax Withholding.  The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the· Agreement.  The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

7.16                        Aggregation of Agreement.  If the Employer offers other non-account balance deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

/s/Thomas J. Beene	By:	/s/ F.T. Elliott, III
Thomas J. Beene	Its:	Chairman of the Board